EXHIBIT 5.1

O L S H A N	1325 AVENUE OF THE AMERICAS ■ NEW YORK, NY 10019 TELEPHONE: 212.451.2300 ■ FACSIMILE: 212.451.2222

October 29, 2021

Remark Holdings, Inc.
800 S. Commerce Street
Las Vegas, Nevada 89106

Re:    Registration Statement on Form S-3
Ladies and Gentlemen:

We have acted as counsel to Remark Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offer and resale from time to time by the selling security holders identified in the prospectus constituting a part of the Registration Statement (the “Prospectus”) of (i) up to 4,237,290 shares of the Company’s common stock (the “Common Shares”), (ii) up to 4,237,290 shares of the Company’s common stock (the “Investor Warrant Shares”) issuable upon exercise of a warrant the Company issued to Armistice Capital Master Fund Ltd. in a private placement (the “Investor Warrant”), (iii) warrants to purchase up to an aggregate of 127,118 shares of the Company’s common stock issued to A.G.P./Alliance Global Partners and its designees (the “Financial Advisor Warrants” and together with the Investor Warrant, the “Warrants”), and (iv) up to 127,118 shares of the Company’s common stock issuable upon exercise of the Financial Advisor Warrants (the “FA Warrant Shares” and together with the Investor Warrant Shares, the “Warrant Shares”).

We advise you that we have examined executed originals or copies certified or otherwise identified to our satisfaction of the following documents: (a) the Registration Statement, (b) the Prospectus, (c) the Warrants, (d) the Company’s Amended and Restated Certificate of Incorporation, as amended to date, (e) the Company’s Amended and Restated Bylaws, as amended to date, and (f) certain resolutions adopted by the Board of Directors of the Company. In addition, we have examined and relied upon such corporate records and other documents, instruments and certificates of officers and representatives of the Company and of public officials, and we have made such examination of law, as we have deemed necessary or appropriate for purposes of the opinion expressed below.

We have assumed for purposes of rendering the opinions set forth herein, without any verification by us, the genuineness of all signatures, the legal capacity of all natural persons to execute and deliver documents, the authenticity and completeness of documents submitted to us as originals and the completeness and conformity with authentic original documents of all documents submitted to us as copies, that all documents, books and records made available to us by the Company are accurate and complete.

Based upon the foregoing and subject to the qualifications, assumptions and limitations contained herein, we are of the opinion that (a) the Common Shares are validly issued, fully paid and non-assessable, (b) the Warrant Shares, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable, and (c) the Financial Advisor Warrants are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law), (ii) as enforceability of any indemnification or contribution provision may be limited under the Federal and state securities laws, and (iii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

We are members of the Bar of the State of New York. We express no opinion as to the effects of any laws, statutes, regulations or ordinances other than the laws of the State of New York, the Delaware General Corporation Law and the federal laws of the United States of America as in effect on the date of this letter, and we are expressing no opinion as to the effect of the laws of any other jurisdiction or as of any later date.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby concede that this firm is within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly set forth herein. This opinion letter is not a guaranty nor may one be inferred or implied. This opinion letter speaks as of the date hereof and we assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.

Very truly yours,

/s/ Olshan Frome Wolosky LLP

OLSHAN FROME WOLOSKY LLP